Man-AHL 130, LLC
Registration No. 333-126172
Filed Pursuant to Rule 424(b)(3)
As of March 31, 2009

Man Group
Assets under management	$47.7 billion
Number of employees	1,800
Number of countries	15
Market cap	$5.4 billion

AHL
Assets under management (As of September 30, 2008)	$24.4 billion

AHL Diversified Program sector allocations
Currencies	23.8%
Bonds	19.0%
Stock indices	17.2%
Energy	16.5%
Metals	9.2%
Interest rates	8.8%
Agriculturals	5.4%

	AHL Diversified Program	U.S. stocks	U.S. bonds
Total Return	275.0%	-12.6%	79.1%
Annualized Return	12.8%	-1.2%	5.4%
Annualized Volatility	16.5%	16.4%	10.3%
Worst Drawdown	-18.0%	-50.9%	-15.9%
Sharpe Ratio	0.58	N/A	0.20
Drawdown Start	Oct-01	Oct-07	Jan-08
Drawdown Trough	Apr-02	N/A	Oct-08
Drawdown Recovery (months)	3	N/A	2

	AHL Diversified Program	U.S. stocks	U.S. bonds
Average (mean) return during U.S stocks positive quarters	0.8%	6.2%	0.8%
Average (mean) return during U.S stocks negative quarters	6.8%	-7.9%	2.3%
Average (mean) return during U.S. bonds positive quarters	4.9%	-0.5%	4.1%
Average (mean) return during U.S. bonds negative quarters	0.8%	1.2%	-3.2%
Average (mean) return during all quarters	3.4%	0.1%	1.5%

12 month rolling returns	AHL Diversified Program	U.S. stocks
Total months	121	121
Up months	103	76
Down months	18	45
Percentage months profitable	85.1%	62.8%
Percentage months loss	14.9%	37.2%
Average returns	13.2%	2.7%
High return	50.3%	39.8%
Low return	-7.7%	-43.3%
Median	13.3%	8.4%
Average positive return	16.1%	14.6%
Average negative return	-3.1%	-17.5%

3 year cummulative rolling returns	AHL Diversified Program	U.S. stocks
Total months	97	97
Up months	97	60
Down months	0	37
Percentage months profitable	100.0%	61.9%
Percentage months loss	0.0%	38.1%
Average returns	44.0%	8.6%
High return	82.9%	61.1%
Low return	10.9%	-40.9%
Median	42.6%	11.2%
Average positive return	44.0%	27.5%
Average negative return	N/A	-22.1%

5 year cummulative rolling returns	AHL Diversified Program	U.S. stocks
Total months	73	73
Up months	73	39
Down months	0	34
Percentage months profitable	100.0%	53.4%
Percentage months loss	0.0%	46.6%
Average returns	80.7%	17.1%
High return	125.6%	105.1%
Low return	44.0%	-29.1%
Median	77.9%	2.7%
Average positive return	80.7%	40.6%
Average negative return	N/A	-9.9%

AHL Diversified Program	Illustrative traditional portfolio	Illustrative enhanced portfolio
Total Return	19.9%	37.6%
Annualized return	1.7%	2.9%
Annualized Volatility	10.5%	9.2%
$100,000 would have grown to	$119,857	$137,578

	AHL Diversified Program	U.S. stocks	U.S. bonds
Annualized return 1 year	3.2%	-38.1%	-3.6%
Annualized return 5 years	9.0%	-4.8%	2.1%
Annualized return since inception	12.8%	-1.2%	5.4%

	Man AHL 130, LLC Class A Series 2	U.S. stocks	U.S. bonds
Total Return	34.4%	-41.2%	-2.2%
Annualized Return	15.9%	-23.3%	-1.1%
Annualized Volatility	16.2%	20.5%	17.7%
Worst Drawdown	-13.7%	-50.9%	-15.9%
Sharpe Ratio	0.78	N/A	N/A
Drawdown Start	Jun-08	Oct-07	Jan-08
Drawdown Trough	Sep-08	N/A	Oct-08
Drawdown Recovery (months)	3	N/A	2

Man-AHL 130 Class A - Series 1	Monthly return	Calendar year
31-Jul-07	-2.6%
31-Aug-07	-5.3%
30-Sep-07	7.7%
31-Oct-07	6.0%
30-Nov-07	0.1%
31-Dec-07	-0.3%	5.0%
31-Jan-08	4.4%
29-Feb-08	7.3%
31-Mar-08	-0.2%
30-Apr-08	-1.6%
31-May-08	4.4%
30-Jun-08	1.4%
31-Jul-08	-8.0%
31-Aug-08	-4.4%
30-Sep-08	-2.3%
31-Oct-08	10.9%
30-Nov-08	4.3%
31-Dec-08	3.5%	19.9%
31-Jan-09	-1.0%
28-Feb-09	-0.8%
31-Mar-09	-5.3%	-7.0%

Man-AHL 130 Class A - Series 2	Monthly return	Calendar year
30-Apr-07	4.6%
31-May-07	4.0%
30-Jun-07	3.3%
31-Jul-07	-2.5%
31-Aug-07	-5.2%
30-Sep-07	7.8%
31-Oct-07	6.1%
30-Nov-07	0.2%
31-Dec-07	-0.2%	18.7%

Man-AHL 130 Class A - Series 2	Monthly return	Calendar year
31-Jan-08	4.5%
29-Feb-08	7.4%
31-Mar-08	-0.1%
30-Apr-08	-1.5%
31-May-08	4.6%
30-Jun-08	1.5%
31-Jul-08	-7.9%
31-Aug-08	-4.3%
30-Sep-08	-2.2%
31-Oct-08	11.0%
30-Nov-08	4.4%
31-Dec-08	3.6%	21.4%
31-Jan-09	-0.9%
28-Feb-09	-0.7%
31-Mar-09	-5.2%	-6.7%

Man-Glenwood portfolio allocations
Commodity & Macro	26.2%
Distressed & Credit	14.7%
Equity Hedge	20.2%
Event Driven	15.2%
Relative Value	7.5%
Variable Equity	9.4%
Cash & Equivalents	6.8%

	Man-Glenwood	U.S. stocks	U.S. bonds
Total Return	219.9%	150.5%	183.1%
Annualized Return	7.4%	5.8%	6.6%
Annualized Volatility	5.4%	15.0%	9.3%
Worst Drawdown	-18.1%	-50.9%	-15.9%
Sharpe Ratio	0.59	0.17	0.28
Drawdown Start	Oct-07	Oct-07	Jan-08
Drawdown Trough	N/A	N/A	Oct-08
Drawdown Recovery (months)	N/A	N/A	2

	Man-Glenwood	U.S. stocks	U.S. bonds
Annualized return 1 year	-13.6%	-38.1%	-3.6%
Annualized return 5 years	-0.2%	-4.8%	2.1%
Annualized return since inception	7.4%	5.8%	6.6%

Correlation	Man AHL 130, LLC Class A Series 2	AHL Diversified Program	Man-Glenwood	U.S. stocks	U.S bonds
U.S bonds	0.14	0.08	0.24	0.31	1.00
U.S. stocks	-0.25	-0.26	0.44	1.00
Man-Glenwood	0.30	0.22	1.00
AHL Diversified Program	0.99	1.00
Man AHL 130, LLC Class A Series 2	1.00
Please see the Prospectus for important information regarding the foregoing.
Man-Glenwood Lexington, LLC
(Man-Glenwood)
Portfolio allocations descriptions
Equity Hedge. Equity hedge is characterized by investment managers investing in domestic and international equity markets with a strong commitment to running portfolios on a highly-hedged basis. Portfolios may be run with a purely balanced exposure or within tight bands of net exposure. Returns can be driven by fundamental or quantitative security selection, both within sectors or across sectors, but without a significant beta exposure in the portfolio.
Event-Driven. Investment managers within the event-driven strategy focus on corporate events such as bankruptcies, mergers, reorganizations, spin-offs, restructurings and changes in senior management that have the potential to significantly change the future prospects, and the future valuation, of a company.
Major strategies within the event-driven area are distressed securities, and mergers and reorganizations (risk arbitrage). Investing in distressed securities typically involves buying or selling short securities of companies that are in or facing bankruptcy, reorganization or other distressed situations. The mergers and reorganizations strategy involves purchasing and selling short shares of target and acquiring corporations, respectively, in anticipation of a merger transaction.
Distressed & Credit. Managers in this style will take directional positions in corporate debt securities. The strategies within this style are distressed debt and credit long/short. Both of these strategies will tend to invest in corporate debt securities based on fundamental credit analysis of the underlying companies.
In distressed debt, although managers tend to be long-biased over the cycle, they will take both long and short positions in the securities of companies who are in bankruptcy, have the near-term potential to enter bankruptcy, or have recently emerged from bankruptcy. The potential for excess returns in the strategy derives from structural impediments to many institutions holding distressed securities and from the difficulty of evaluating securities and claims that are subject to bankruptcy proceedings.
In credit long/short, managers will typically take directional long and short positions in corporate debt securities. Although they will tend to have some directional bias at any point in time, managers in this strategy will tend to be neutral about the overall direction of the credit markets over the course of the cycle. In addition, managers will also take some relative value positions between different credits and within the capital structure of the same credit. Excess returns in this strategy come from structural inefficiencies due to the dominance of these markets by ratings and regulator-driven investors as well as the ability to construct attractive risk-return positions by virtue of the option-like characteristics of long and short credit positions.
Relative Value. These managers attempt to exploit mispricings within different securities of either the same issuer or of issuers with similar fundamental characteristics. This strategy often involves exploiting the optionality that may be present in select securities, particularly convertible bonds. Typical strategies include convertible bond arbitrage, credit arbitrage and derivatives arbitrage.
Variable Equity. These investment managers invest in domestic and international equity markets. Some investment managers may shift gross and net exposures over time as market conditions change, while other investment managers may position their portfolios consistently net-long or net-short. Returns are driven by the individual stock selection skills, following either fundamental or quantitative selection criteria, along with the ability to identify shifts in market direction.
Commodity and Macro. Commodity and macro is a style that aims to generate alpha by directional or arbitrage related trading in a broader range of markets than equities and/or bonds. The underlying investment managers can be purely model-driven or fundamentally-driven or a combination of the two, and there is often a strong component of exploiting market momentum opportunities within this category.